SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8‑K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT - January 23, 2013
(Date of Earliest Event Reported)

AK STEEL HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Commission File No. 1-13696

Delaware	31-1401455
(State of Incorporation)	(I.R.S. Employer Identification No.)

9227 Centre Pointe Drive West Chester, OH	45069
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 425-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On January 23, 2013, the Management Development and Compensation Committee of the Board of Directors of AK Steel Holding Corporation (the “Company”) recommended, and the Board of Directors of the Company approved, the election of Gregory A. Hoffbauer as Controller and Chief Accounting Officer of the Company, effective February 8, 2013. Mr. Hoffbauer, age 46, joined the Company and was named Assistant Controller in January 2011.  Prior to joining the Company, Mr. Hoffbauer was Director of Accounting at NewPage Corporation from September 2010 to January 2011 and Assistant Controller from April 2005 to September 2010.  Prior to that, Mr. Hoffbauer was Controller at Day International, Inc. from April 2000 to April 2005. From September 1988 to March 2000, Mr. Hoffbauer held increasingly responsible positions in the audit and assurance practice at Deloitte & Touche LLP.

As a result of this promotion, Mr. Hoffbauer will become a participant in the AK Steel Executive Minimum and Supplemental Retirement Plan and the AK Steel Supplemental Thrift Plan. In addition, he will become a participant in the Company's Long-Term Performance Plan (“LTPP”) and continue to participate in the Annual Management Incentive Plan (“MIP”). With respect to performance incentive percentages under the LTPP and MIP, under each plan Mr. Hoffbauer will be paid 50% of his base salary upon the Company's achievement of performance goals at the target level. In addition, pursuant to the terms of the Company's Stock Incentive Plan, Mr. Hoffbauer received grants of 4,100 shares of restricted stock, 5,500 stock options and 6,400 performance shares.

Mr. Hoffbauer will enter into two agreements with the Company: a Severance Agreement and a Change-of-Control Agreement. The terms of the Severance Agreement are described generally in the “Severance Agreements Terms Overview” section of the Company's proxy statement filed with the Securities and Exchange Commission on April 9, 2012 (the “2012 Proxy”). Two of the material terms of Mr. Hoffbauer's Severance Agreement differ from those summarized in the 2012 Proxy. First, Mr. Hoffbauer's agreement provides that if he executes an agreement releasing the Company from any liability for claims relating to his employment (“Release Agreement”), he is entitled to receive an additional lump sum severance payment equal to six months of his base salary, as well as the other benefits described in the “Severance Agreements Terms Overview” section of the 2012 Proxy. Second, it entitles Mr. Hoffbauer to receive continuing coverage under the Company's benefit plans for a period of six months from the date of his termination (which is extended to twelve months if he executes a Release Agreement).

With respect to the Change-of-Control Agreement, the terms are described generally in the “Change-in-Control Agreements Terms Overview” section of the 2012 Proxy. However, several of the material terms of Mr. Hoffbauer's Change-of-Control Agreement differ from those summarized in the 2012 Proxy. First, Mr. Hoffbauer's Change-of-Control Agreement provides that if he executes a Release Agreement, he also is entitled to receive an additional lump sum severance payment equal to twelve months of his base salary, a lump sum payment under the MIP payment (equal to one-and-a-half times the calculation described in detail in the 2012 Proxy), and one-and-a-half years of additional service credits toward retiree medical coverage, as well as the other benefits described in the “Change-in-Control Agreements Terms Overview” section of the 2012 Proxy. The Change-of-Control Agreement also entitles Mr. Hoffbauer to receive continuing coverage under the Company's benefit plans for a period of six months (which is extended to eighteen months if he executes the aforementioned agreement releasing the Company from any liability).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AK STEEL HOLDING CORPORATION

	By:	/s/ David C. Horn
David C. Horn
Secretary

Dated: January 25, 2013